UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2018

Box, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36805	20-2714444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Jefferson Ave.

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(877) 729-4269

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 3.03. Material Modification of Rights of Security Holders.

On June 14, 2018, all outstanding shares of Box, Inc.’s (the “Company”) Class B common stock, par value $0.0001 per share, automatically converted into the same number of shares of Class A common stock, par value $0.0001 per share, pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). No additional Class B shares will be issued following such conversion.

The conversion occurred pursuant to Article IV, Section D.3(e) of the Certificate of Incorporation, which provided that each one share of Class B common stock would convert automatically, without any further action, into one share of Class A common stock at 5:00 p.m. New York City time on the first trading day falling on or after the date on which the outstanding shares of Class B common stock represent less than 5% of the aggregate number of shares of the then outstanding Class A common stock and Class B common stock. Following the conversion, the Company had approximately 140.4 million shares of Class A common stock outstanding as of June 14, 2018.

Also in accordance with Article IV, Section D.3(e) of the Certificate of Incorporation, and as required by Section 243 of the Delaware General Corporation Law (the “DGCL”), on June 15, 2018, the Company filed a certificate with the Secretary of State of the State of Delaware effecting the retirement of the shares of Class B common stock that were issued but not outstanding following the conversion (the “Certificate of Retirement”).

The conversion had the following effects, among others, on the holders of shares of Class B common stock:

Voting Power. Prior to the conversion, holders of shares of Class B common stock were entitled to cast ten votes per share on any matter submitted to a vote of the Company’s stockholders. As a result of the conversion, all former holders of shares of Class B common stock are now holders of shares of Class A common stock, which is entitled to only one vote per share on all matters subject to a stockholder vote with a record date on or after the date of the conversion. In addition, the provisions of the Certificate of Incorporation and Delaware law that entitled the holders of shares of Class A and Class B common stock, in certain circumstances, to separate class voting rights are no longer applicable as a result of the conversion.

Economic Interests. Because holders of shares of Class A common stock are entitled to the same economic interests to which former holders of shares of Class B common stock were entitled before the conversion, including with regard to dividends, liquidation rights and treatment in connection with a change of control or merger transaction, the conversion had no impact on the economic interests of former holders of shares of Class B common stock.

Capitalization. The conversion had no impact on the total number of the Company’s outstanding shares of capital stock, as the shares of Class B common stock converted into an equivalent number of shares of Class A common stock. Pursuant to Section 243 of the DGCL, the filing of the Certificate of Retirement had the effect of amending the Certificate of Incorporation such that, upon the effectiveness of the Certificate of Retirement, the Company’s total number of authorized shares of capital stock has been reduced by the number of the retired shares of Class B Common Stock.

Equity Incentive Plans. Upon the conversion, outstanding options and restricted stock units, which were denominated in shares of Class B common stock and issued under any of the Company’s equity incentive plans, remained unchanged, except that they now represent the right to receive shares of Class A common stock.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As described under Item 3.03, on June 15, 2018, the Company filed the Certificate of Retirement with the Secretary of State of the State of Delaware to retire the shares of Class B common stock that were issued but not outstanding following the conversion.

The foregoing description of the Certificate of Retirement is a summary only and is qualified in its entirety by reference to the full text of (a) the Certificate of Retirement, a copy of which is attached as Exhibit 3.1 hereto, and (b) the Certificate of Incorporation, a copy of which is incorporated by reference herein as Exhibit 3.2 hereto, and both of which are incorporated by reference into this Item 5.03.

Item 8.01. Other Events.

The Company’s Class A common stock will continue to trade on The New York Stock Exchange under the ticker symbol “BOX” following the conversion and will maintain the same CUSIP number previously assigned to the Class A common stock.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date

3.1	Certificate of Retirement.

3.2	Amended and Restated Certificate of Incorporation of Box, Inc. as amended.	8-K	001-36805	3.1	June 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOX, INC.

Date: June 15, 2018	By:	/s/ David Leeb
David Leeb
Senior Vice President, General Counsel and Corporate Secretary